                                                                    EXHIBIT 10.1
                                                                  EXECUTION COPY

================================================================================





                            STOCK PURCHASE AGREEMENT


                                 by and between


                           RELIANCE INSURANCE COMPANY

                                       and


                             OVERSEAS PARTNERS LTD.


                            Dated as of June 30, 2000


================================================================================

                                TABLE OF CONTENTS

                                                                            Page

1.   DEFINITIONS; INTERPRETATION........ ......................................1
     1.1.   Definitions........................................................1

2.   PURCHASE AND SALE OF SHARES...............................................7
     2.1.   Purchase and Sale of Shares........................................7
     2.2.   Consideration......................................................7
     2.3.   The Closing........................................................7
     2.4.   Payment of Purchase Price; Delivery of Shares......................7
     2.5.   Capital and Surplus Adjustment.....................................8

3.   CONDITIONS TO THE CLOSING.................................................9
     3.1.   Conditions Precedent to Obligation of Buyer........................9
            3.1.1.   Compliance by Seller......................................9
            3.1.2.   Compliance Certificate....................................9
            3.1.3.   No Injunctions or Restraints..............................9
            3.1.4.   Consents and Approvals....................................9
            3.1.5.   Books and Records........................................10
            3.1.6.   Transition Services Agreement............................10
            3.1.7.   Scheduled Contracts......................................10
            3.1.8.   Investment Assets........................................10
            3.1.9.   Resignation of Officers and Directors....................10
            3.1.10.  Satisfactory Due Diligence...............................10
            3.1.11.  No Material Adverse Effect...............................10
            3.1.12.  No Proceeding............................................10
            3.1.13.  Corporate Action.........................................11
            3.1.14.  Commutation Agreement....................................11
            3.1.15.  Reinsurance of Policy Liabilities........................11
            3.1.16.  No Liabilities...........................................11
            3.1.17.  Employment Contracts.....................................11
     3.2.   Conditions Precedent to Obligation of Seller......................11
            3.2.1.   Compliance by Buyer......................................11
            3.2.2.   Compliance Certificate...................................12
            3.2.3.   No Injunctions or Restraints.............................12
            3.2.4.   Consents and Approvals...................................12
            3.2.5.   Transaction Documents....................................12
            3.2.6.   Corporate Action.........................................12

4.   REPRESENTATIONS AND WARRANTIES OF SELLER.................................12
     4.1.   Corporate Existence...............................................12
     4.2.   Authorization; Enforcement........................................12
     4.3.   Capital Stock of the Company; Ownership of Shares.................13
     4.4.   Subsidiaries......................................................13

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                                                                            Page

     4.6.   Certificate of Incorporation and By-laws..........................14
     4.7.   No Conflict.......................................................14
     4.8.   Consents..........................................................14
     4.9.   Compliance with Law...............................................14
     4.10.  Litigation........................................................15
     4.11.  Insurance Licenses................................................15
     4.12.  Regulatory Filings................................................15
     4.13.  Contracts.........................................................15
     4.14.  Finder's Fees.....................................................16
     4.15.  Statutory Statements..............................................16
     4.16.  Assets and Properties.............................................16
     4.17.  Employees.........................................................17
     4.18.  Company Liabilities...............................................17
     4.19.  No Material Adverse Effect........................................17
     4.20.  Intangible Property...............................................17
     4.21.  Insurance.........................................................18
     4.22.  Security Deposits.................................................18
     4.23.  Powers of Attorney; Guarantees; Required Insurance; Agents........18
     4.24.  Bank Accounts.....................................................18
     4.25.  Regulatory Matters................................................18

5.   REPRESENTATIONS AND WARRANTIES OF BUYER..................................18
     5.1.   Corporate Existence...............................................19
     5.2.   Authorization; Enforcement........................................19
     5.3.   No Conflict.......................................................19
     5.4.   Consents..........................................................19
     5.5.   Litigation........................................................20
     5.6.   Finder's Fees.....................................................20
     5.7.   Investment Purpose................................................20

6.   COVENANTS AND AGREEMENTS.................................................20
     6.1.   Conduct of Business of the Company................................20
     6.2.   Restrictions......................................................20
     6.3.   Access to Information; Due Diligence..............................21
     6.4.   Acquisition Proposals.............................................22
     6.5.   Approvals of Governmental Authorities.............................22
     6.6.   Further Assurances................................................23
     6.7.   Notification of Changes...........................................23
     6.8.   Assets and Liabilities of the Company.............................23
     6.9.   Commutation Agreement.............................................23
     6.10.  Assumption Agreement..............................................23
     6.11.  Employees.........................................................24
     6.12.  Performance of Conditions.........................................24
     6.13.  Publicity.........................................................25
     6.14.  Authority, Bank Accounts, Etc.....................................25

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                                                                            Page

     6.15.  Loss or Invalidity of Licenses....................................25
     6.16.  Change of Name....................................................26
     6.17.  NAIC Group Code...................................................27
     6.18.  Cessation of Renewals and Renewal Rights..........................27
     6.19.  Non-Competition...................................................27
     6.20.  Quarterly Statements..............................................28

7.   TAXES....................................................................28
     7.1.   Tax Returns Filed and Taxes Paid by Seller........................28
     7.2.   Certificate of Non-Foreign Status.................................29
     7.3.   Post-Closing Access to Books and Records and Cooperation..........29
     7.4.   Liability and Indemnification for Taxes and Related Matters.......29
            7.4.1.   Post-Closing Items on the Closing Date...................29
            7.4.2.   Seller's Liability for Taxes.............................30
            7.4.3.   Buyer's Liability for Taxes..............................30
            7.4.4.   Taxes for Short Taxable Year.............................30
            7.4.5.   Adjustment to Purchase Price.............................31
            7.4.6.   Preparation and Filing of Tax Returns....................31
            7.4.7.   Contest Provisions.......................................31
     7.5.   Termination of Existing Tax Sharing Agreements....................33
     7.6.   Section 338(h)(10) Election.......................................33
     7.7.   Survival of Obligations...........................................34

8.   INDEMNIFICATION..........................................................34
     8.1.   Indemnification...................................................34
     8.2.   Procedures for Third Party Claims.................................35
     8.3.   Procedures for Direct Claims......................................36
     8.4.   Indemnification for Taxes. .......................................36
     8.5.   Interest..........................................................36
     8.6.   Exclusive Remedy. ................................................36

9.   TERMINATION..............................................................37
     9.1.   Termination.......................................................37
     9.2.   Effect of Termination.............................................37

10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES...............................38

11.  MISCELLANEOUS............................................................38
     11.1.  Corporate Records.................................................38
     11.2.  Headings..........................................................38
     11.3.  Exhibits and Schedules............................................38
     11.4.  Waivers and Amendments; Non-Contractual Remedies; Preservation of
            Remedies.........................................................38
     11.5.  Assignment.......................................................38
     11.6.  Entire Agreement.................................................39

                                                                            Page

     11.7.  Governing Law.....................................................39
     11.8.  Notices...........................................................39
     11.9.  Counterparts......................................................40
     11.10. Expenses..........................................................40
     11.11. No Joint Venture or Partnership Intended..........................40
     11.12. Severability......................................................40
     11.13. No Third Party Beneficiaries......................................41
     11.14. Interpretation....................................................41
     11.15. Negotiated Agreement..............................................41
     11.16. Dollar References.................................................41
     11.17. Waiver of Jury Trial..............................................41


EXHIBITS:

Exhibit A -  Assumption Agreement
Exhibit B -  Transition Services Agreement
Exhibit C -  Commutation Agreement
Exhibit D -  Form of Stay-Pay Letter

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SCHEDULES:

Schedule 1.1           Knowledge of Officers
Schedule 4.1           Insurance and Reinsurance Licenses
Schedule 4.5           Intercompany Agreements
Schedule 4.7(ii)       No Conflict
Schedule 4.10          Litigation
Schedule 4.11(a)       Limitation of Licenses
Schedule 4.11(b)       Lines of Authority
Schedule 4.13          Contracts
Schedule 4.17(b)       Stay-Pay Employees
Schedule 4.18(a)       Policy Liabilities
Schedule 4.18(b)(i)    Retained Policies
Schedule 4.18(b)(ii)   Ceded Reinsurance Agreements
Schedule 4.18(c)       Non-Policy Liabilities
Schedule 4.20          Intangible Property
Schedule 4.21          Insurance
Schedule 4.22          Security Deposits
Schedule 4.23          Powers of Attorney; Guarantees
Schedule 4.24          Bank Accounts
Schedule 4.25          Regulatory Matters
Schedule 6.11(a)(ii)   Severance Pay Obligations
Schedule 6.11(b)       Employment Contracts
Schedule 7.1           Taxes

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         STOCK PURCHASE AGREEMENT, dated as of June 30, 2000 (this "Agreement"), by and between RELIANCE INSURANCE COMPANY, a Pennsylvania corporation ("Seller"), and OVERSEAS PARTNERS LTD., a Bermuda company ("Buyer").

         WHEREAS, Seller owns beneficially and of record 500 shares (the "Shares") of the common stock, par value $10,000 per share (the "Common Stock"), of Reliance Reinsurance Company, a Delaware stock insurance company (the "Company"), constituting all of the issued and outstanding shares of the capital stock of the Company; and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, each of the parties hereto agrees as follows:

         1.       DEFINITIONS; INTERPRETATION.
                  ---------------------------

                  1.1. Definitions. The terms defined in this Section 1.1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

                  "Acquisition Proposal" has the meaning set forth in Section
6.4.

                  "Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Adjustment Date" has the meaning set forth in Section
6.15(b).

                  "Affiliate" means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used herein, the term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

                  "Agreement" has the meaning set forth in the first paragraph of this Agreement.

                  "Annual Statement" means, with respect to any Person, the annual statement of such Person prepared in accordance with SAP, as filed with or submitted to the appropriate insurance Governmental Authority in such Person's jurisdiction of domicile on the forms prescribed or permitted by such Governmental Authority.

                  "Assumption Agreement" means the Assumption Agreement between Seller and the Company substantially in the form attached as Exhibit A hereto.

                  "Books and Records" means all of the books and records (including all data and other information stored on discs, tapes and other media) relating to (a) the assets, Properties, business and operations of the Company, (b) the library and other underwriting, actuarial, claims and legal resource materials, data and computer models relating to the operations of the Reinsurance Profit Center and (c) the Transferred Employees as needed by Buyer for it to comply with the eligibility and vesting requirements contained in the second sentence of Section 6.11(b); provided, that Seller shall retain a right to make a reasonable number of copies of the books and records of the Reinsurance Profit Center for the purposes of administering the business previously written or in-force as of the Closing Date of the Reinsurance Profit Center. Such books and records shall include the Insurance Licenses of the Company, the actuarial, rating and pricing models, customer lists and historical data of the Reinsurance Profit Center, and all such items relating to the Company's legal existence, stock ownership, corporate management or such other corporate records including income and other tax returns of the Company.

                  "Business Day" means any day that is not a Saturday or a Sunday or a day on which banks in the State of New York or in Bermuda are authorized or required by law to close.

                  "Buyer" has the meaning set forth in the first paragraph of this Agreement.

                  "Certified Balance Sheet" has the meaning set forth in Section 2.5(a).

                  "Closing" has the meaning set forth in Section 2.3.

                  "Closing Agreement" means a written and legally binding agreement with a taxing authority relating to Taxes.

                  "Closing Balance Sheet" has the meaning set forth in Section 2.5(a).

                  "Closing Capital and Surplus" has the meaning set forth in
Section 2.5(a).

                  "Closing Date" means the actual date on which the Closing occurs.

                  "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  "Commutation Agreement" means the Commutation Agreement between Seller and the Company substantially in the form attached as Exhibit C hereto.

                  "Common Stock" has the meaning set forth in the first recital of this Agreement.

                  "Company" has the meaning set forth in the first recital of this Agreement.

                  "Company Permits" has the meaning set forth in Section 4.9.

                  "Contract" means any written or oral contract, agreement, instrument, commitment or other arrangement.

                  "Due Diligence Period" has the meaning set forth in Section 3.1.10.

                  "Election" has the meaning set forth in Section 7.6(a).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

                  "Expenses" means all out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, the Transition Services Agreement and the transactions contemplated hereby and thereby.

                  "Fair Market Value" means (i) in the case of securities (other than Short Term Treasuries) listed on an exchange or in an over-the-counter market, the closing price on such exchange or market (or the average of the closing bid and asked prices if there is no closing price) plus all accrued but unpaid interest on such securities through the last day (that is not a Saturday or a Sunday or a day on which banks in the State of New York are authorized or required by law to close) preceding the Closing Date if such amount is not already reflected in such closing price (or such bid and asked prices) and (ii) in the case of cash, cash equivalents and Short Term Treasuries, the face amount thereof.

                  "GAAP" means United States generally accepted accounting principles.

                  "Governmental Authority" means any foreign, federal, state, local or other court, arbitration, administrative agency or commission, insurance or securities regulatory or self- regulatory body or securities or commodities exchange.

                  "HSR Act" means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. ss. 18a, and the rules and regulations promulgated thereunder from time to time.

                  "Indemnified Party" has the meaning set forth in Section
8.2(a).

                  "Indemnifying Party" has the meaning set forth in Section 8.2(a).

                  "Independent Accountant" shall mean Deloitte & Touche L.L.P. or, if Deloitte & Touche L.L.P. does not consent to act as the Independent Accountant, such other nationally recognized accounting firm upon which the parties may agree.

                  "Initiating Party" has the meaning set forth in Section
2.5(b).

                  "Insurance Licenses" or "License" has the meaning set forth in
Section 4.11.

                  "Interim Capital and Surplus" has the meaning set forth in
Section 2.2.

                  "Investment Assets" has the meaning set forth in Section 4.16(c).

                  "Kemper Reinsurance Agreement" means the portfolio quota share reinsurance agreement effective December 31, 1999 between the Company and its Affiliates and Lumbermens Mutual Casualty Company pursuant to which the Company and its Affiliates ceded to Lumbermens Mutual Casualty Company the risk of loss (for dates of losses on and after January 15, 2000) on personal automobile insurance policies written by the Company and its Affiliates.

                  "Knowledge" of any Person means, collectively, the best knowledge of each executive officer of such Person and any other officer set forth on Schedule 1.1.

                  "Laws" has the meaning set forth in Section 4.9.

                  "Leucadia" means Leucadia National Corporation.

                  "Leucadia Agreement" means the Agreement and Plan of Merger dated May 25, 2000 among Reliance Group Holdings, Inc., Leucadia, and Leucadia Acquisition Corp.

                  "Liability" means, with respect to any Person, any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility (whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) and regardless of when such liability or obligation was or is asserted.

                  "Lien" means any lien, encumbrance, pledge, mortgage, security interest, claim, charge, lease, option, right of first refusal, easement, servitude, encumbrance, equity, claim or other third party right (including a right of preemption), restriction or other limitation, in each case of any nature whatsoever.

                  "Losses" has the meaning set forth in Section 8.1(a).

                  "Material Adverse Effect" means (i) a material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or (ii) the prevention or material delay of the performance by Seller of its obligations under this Agreement; provided, however, that the following shall not be taken into account in determining whether there has been a "Material Adverse Effect": (i) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or securities markets generally; (ii) any adverse change or effect that is caused by or that arises out of conditions affecting the insurance or financial services industries; (iii) any adverse change or effect that is caused by or that arises out of any downgrade or potential downgrade of the financial strength, claims paying ability, insurance or other ratings of the Company or any Affiliate of the Company; and (iv) any adverse change or effect resulting from the announcement or the pendency of the transactions contemplated hereby.

                  "Name Change Period" means the period of time commencing on the Closing Date through the date that is 30 Business Days after the date on which Buyer receives approval of the last name change necessary for Buyer to comply with Section 6.16.

                  "Other Assets" means (i) trade association memberships held by the Reinsurance Profit Center, (ii) intellectual property rights relating to the agricultural reinsurance business of the Reinsurance Profit Center, (iii) consulting studies performed at the request of the Reinsurance Profit Center, and (iv) all rights to Castle Re Underwriting Agency, Inc.

                  "Person" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

                  "Plan" means any "employee benefit plan" (as that term is defined in Section 3(3) of ERISA), as well as any other written or unwritten plan or Contract involving direct or indirect compensation, including each retirement, pension, profit-sharing, thrift, savings, target benefit or employee stock ownership plan, cash or deferred, each other deferred or incentive compensation, bonus, severance, stock option, employee stock purchase, "phantom stock" or stock appreciation right plan, policy or agreement, each other program providing payment or reimbursement for or of medical, dental or visual care, psychiatric counseling, or vacation, sick or disability pay and each other "fringe benefit" plan or arrangement.

                  "Policy Liabilities" means any and all Liabilities of the Company arising out of or related to in-force reinsurance agreements for assumed business, treaties, policies, binders, slips or other arrangements of insurance or reinsurance and any prior reinsurance agreements for assumed business, treaties, policies, binders, slips or other arrangements of insurance or reinsurance issued or assumed by the Company, including liability for any claim of any nature, brought by any person against the Company arising out of or relating to such reinsurance agreements for assumed business, treaties, policies, binders, slips or other arrangements of insurance or reinsurance.

                  "Property" means real property or personal property, tangible or intangible, including the Other Assets.

                  "Purchase Price" has the meaning set forth in Section 2.2.

                  "Quarterly Statement" means, with respect to any Person, the quarterly statement of such Person prepared in accordance with SAP, as filed with or submitted to the appropriate insurance Governmental Authority in such Person's jurisdiction of domicile on the forms prescribed or permitted by such Governmental Authority.

                  "Reinsurance Profit Center" means the reinsurance and insurance operations of Seller conducted by its profit center known as Reliance Reinsurance Corp.

                  "RelianceDirect Quota Share Agreement" means the RelianceDirect Quota Share Reinsurance Agreement between the Company and Seller effective July 1, 1998.

                  "Reliance Reinsurance Quota Share Agreement" means the Quota Share Reinsurance Agreement between the Company and Seller effective January 1, 1995.

                  "Responding Party" has the meaning set forth in Section
2.5(b).

                  "SAP" means, with respect to any Person, the statutory accounting practices prescribed or permitted by the insurance commissioner (or similar authority) of such Person's jurisdiction of domicile, applied on a basis consistent with that of prior years (other than where a lack of consistency results from changes in the statutory accounting practices so prescribed or permitted).

                  "Scheduled Contracts" has the meaning set forth in Section 4.13(a).

                  "Seller" has the meaning set forth in the first paragraph of this Agreement.

                  "Seller Mark" has the meaning set forth in Section 6.16(a).

                  "Seller's Group" shall mean any "affiliated group" (as defined in Section 1504(a) of the Code , without regard to the limitations contained in
Section 1504(b) of the Code) that includes Seller or any predecessor of or successor to Seller (or another such predecessor or successor).

                  "Seller Insurance Policies" means the reinsurance treaties for assumed business and facultative reinsurance agreements and the treaties, policies, binders, slips or other arrangements of insurance or reinsurance issued or assumed by Seller prior to the Closing Date by the Reinsurance Profit Center.

                  "Shares" has the meaning set forth in the first recital of this Agreement.

                  "Short Term Treasuries" means U.S. Treasury obligations having a remaining term to maturity as of the last Business Day preceding the Closing Date of less than 90 days.

                  "Statutory Statements" has the meaning set forth in Section 4.15.

                  "Straddle Period" has the meaning set forth in Section 7.4.4.

                  "Tax" or "Taxes" means all federal, state, county, local, foreign and other taxes (including income taxes, premium taxes, excise taxes, withholding taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, employment and payroll-related taxes, property taxes, import and custom duties, windfall taxes, profits taxes, net worth taxes, stamp taxes, gain taxes, license registration taxes, documentation fee on taxes, and other governmental charges and assessments), and includes interest, additions to tax and penalties with respect thereto whether imposed directly on a person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee, successor, by contract or otherwise.

                  "Tax Returns" shall mean all reports, returns, statements, forms or other documents or information required to be filed with a taxing authority with respect to Taxes, including, where permitted or required, combined unitary or consolidated returns for any group of entities.

                  "Tax Ruling" means a written ruling of a taxing authority relating to Taxes.

                  "Third Party Claims" has the meaning set forth in Section 8.2(a).

                  "Transaction Documents" means the Assumption Agreement, the Transition Services Agreement, the Commutation Agreement and each other document, agreement and certificate to be executed pursuant hereto or thereto.

                  "Transferred Employees" has the meaning set forth in Section 6.11(b).

                  "Transition Services Agreement" means the Transition Services Agreement between Seller and Buyer substantially in the form attached as Exhibit B hereto.

         2.       PURCHASE AND SALE OF SHARES.
                  ---------------------------

                  2.1. Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth herein, Seller agrees to sell, transfer and deliver to Buyer, free and clear of all Liens, and Buyer agrees to purchase from Seller, the Shares for the Purchase Price.

                  2.2. Consideration. As consideration for the purchase of the Shares and the other covenants and agreements contained herein, Buyer shall pay to Seller on the Closing Date an aggregate amount (the "Purchase Price") equal to the sum of (i) $6 million, subject to adjustment pursuant to Section 6.15, plus (ii) an amount equal to the Company's statutory capital and surplus (the "Interim Capital and Surplus") as set forth in the SAP balance sheet as at the last day of the month for which the most recent SAP balance sheet has been prepared, which day shall not be more than 60 days prior to the Closing Date, which balance sheet shall be prepared by the Company in accordance with SAP and on a basis consistent with the accounting principles, methods, policies and procedures used in preparation of the Company's Statutory Statements, subject to post-Closing adjustment pursuant to Section 2.5.

                  2.3. The Closing. The closing of the purchase and sale of the Shares (the "Closing") shall take place (i) at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York 10019 at 10:00 a.m., New York City time, on the third Business Day following satisfaction or waiver of the last condition to the Closing set forth in Article 3, or (ii) at such other place, time or date as the parties may mutually determine in writing.

                  2.4. Payment of Purchase Price; Delivery of Shares. (a) Buyer shall deliver to Seller at Closing, by wire transfer to a bank account designated in writing by Seller at least two Business Days prior to the Closing Date, immediately available funds in an amount equal to the Purchase Price.

                  (b) Seller shall deliver to Buyer at Closing (i) a certificate or certificates representing all of the Shares, duly endorsed in blank or accompanied by duly executed instruments of transfer acceptable to Buyer and accompanied by all requisite stock transfer tax stamps, and (ii) the Books and Records.

                  2.5. Capital and Surplus Adjustment. (a) Within 60 days after the Closing Date, Buyer shall cause the Company to prepare and deliver to Seller a balance sheet of the Company as at the Closing Date, which balance sheet shall be prepared by the Company in accordance with SAP and on a basis consistent with the accounting principles, methods, policies and procedures used in preparation of the Company's Statutory Statements (the "Closing Balance Sheet"). Within 30 days of such delivery, Seller, at its option, may cause the Independent Accountant to review and certify, based upon SAP, and deliver to Seller and Buyer certified copies of the Closing Balance Sheet (the "Certified Balance Sheet"). If the Company's Interim Capital and Surplus is less than the Company's statutory capital and surplus as set forth in the Closing Balance Sheet, or as set forth in the Certified Balance Sheet, as the case may be (the "Closing Capital and Surplus"), then, subject to Section 2.5(b), Buyer shall pay to Seller, as an adjustment to the Purchase Price, the full amount of such difference within 30 days of the delivery of the Closing Balance Sheet or the Certified Balance Sheet, as the case may be. If the Closing Capital and Surplus is less than the Interim Capital and Surplus, then, subject to Section 2.5(b), Seller shall pay to Buyer, as an adjustment to the Purchase Price, the full amount of such difference within such 30 day period. Any such payment shall be by wire transfer to a bank account designated in writing by Seller or Buyer, as the case may be, of immediately available funds in an amount equal to such adjustment.

                  (b) In the event that a Certified Balance Sheet is delivered to Buyer and Seller pursuant to Section 2.5(a) and either Buyer or Seller disagrees with the computation of the Company's statutory capital and surplus set forth in the Certified Balance Sheet, such party shall notify the other within 30 days of the delivery of the Certified Balance Sheet that it desires to settle its disagreement concerning such computation by binding arbitration in the manner hereinafter set forth.

                  An arbitration panel consisting of three persons who are disinterested certified public accountants who are partners of nationally recognized accounting firms, other than of the Independent Accountant and, if different from the Independent Accountant, of the outside auditors for either Buyer or Seller, shall be appointed. The arbitration panel shall determine, based upon SAP, the Company's statutory capital and surplus as of the Closing Date and determine the validity and amount of any adjustment to the Purchase Price pursuant to this Section 2.5. The party requesting arbitration (the "Initiating Party") shall appoint an arbitrator and give written notice thereof, either by facsimile or by registered or certified mail, return receipt requested, to the other party (the "Responding Party") together with the notice of intention to arbitrate. Within 30 days after receiving such notice, the Responding Party shall appoint an arbitrator and notify the Initiating Party thereof. Before instituting a hearing, the two arbitrators so appointed shall choose an umpire. If within 20 days after the appointment of the arbitrator chosen by the Responding Party, the two arbitrators fail to agree upon the appointment of any umpire, each of them shall nominate three individuals to serve as umpire, of whom they shall decline two and the umpire shall be chosen from the remaining two by drawing lots. The name of the individual first drawn shall be the umpire.

                  In the event that an arbitrator or the umpire withdraws from the panel or is unable to discharge his or her duties by reason of death or illness, a replacement will be selected in the same manner as provided in the original appointment.

                  The determination of the arbitration panel with respect to the statutory capital and surplus of the Company as of the Closing Date shall be deemed to be the Closing Capital and Surplus and shall be binding upon the parties. Within 30 days after the delivery of the decision of the arbitration panel, the Purchase Price shall be adjusted, if necessary pursuant to the terms of Section 2.5(a).

                  One-half of the fees and expenses of (i) the Company's accountant relating to the Closing Balance Sheet and, (ii) if applicable, the Independent Accountant relating to the Certified Balance Sheet shall be borne by Seller and one-half of such fees and expenses shall be borne by Buyer.

         3.       CONDITIONS TO THE CLOSING.
                  -------------------------

                  3.1. Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to satisfaction of the following conditions on or prior to the Closing Date (unless expressly waived in writing by Buyer on or prior to the Closing Date):

                           3.1.1.   Compliance by Seller.  (i) All of the terms,
covenants and conditions of this Agreement to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with and performed by it, except with respect to such terms, covenants and conditions not qualified by a standard of materiality where their failure to have been complied with and performed on or prior to the Closing Date would not have a Material Adverse Effect, and (ii) the representations and warranties made by Seller in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, (x) except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct as of such date or period and (y) except with respect to such representations and warranties not qualified by a standard of materiality, where their failure to be true and correct on and as of the Closing Date would not have a Material Adverse Effect.

                           3.1.2.   Compliance Certificate.  Seller shall
deliver to Buyer a certificate dated the Closing Date and signed by an executive officer of Seller certifying that the conditions specified in subsection 3.1.1 have been fulfilled.

                           3.1.3.   No Injunctions or Restraints.  No temporary
restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing shall be in effect.

                           3.1.4.   Consents and Approvals.  All consents,
approvals, authorizations, licenses, permits and orders of, and registrations and filings with, and notices to, any Governmental Authority required in connection with the consummation of the transactions contemplated hereby or by the Transaction Documents shall have been duly obtained, made or given and shall be in full force and effect at the Closing, without the imposition of any conditions or limitations that are unacceptable to Buyer in its reasonable discretion.

                           3.1.5.   Books and Records.  Seller shall deliver to
Buyer originals or copies of the Books and Records.

                           3.1.6.   Transition Services Agreement. (a) Prior to
the expiration of the Due Diligence Period, Buyer and Seller shall have mutually agreed upon the terms and conditions of the Transition Services Agreement, including the services to be provided and the fees for and duration of such services. This condition shall be deemed satisfied and no longer operable if the parties mutually agree to such terms and conditions on or before the expiration of the Due Diligence Period.

                           (b)      The Transition Services Agreement shall have
been duly executed and delivered by the parties thereto.

                           3.1.7.   Scheduled Contracts.  (a)  Seller shall have
delivered to Buyer evidence, reasonably satisfactory in form and substance to Buyer, that all Scheduled Contracts set forth on Schedule 4.13(a)(i) shall have been terminated or commuted prior to the Closing Date.

                           (b)      The Scheduled Contracts set forth on
Schedule 4.13(a)(ii) shall continue in full force and effect, with or without amendment (as indicated in such schedule), on and after the Closing Date.

                           3.1.8.   Investment Assets.  Buyer shall have
received a certificate dated the Closing Date and signed on behalf of Seller by the chief financial officer of Seller setting forth the Investment Assets and the Fair Market Value of such assets.

                           3.1.9.   Resignation of Officers and Directors.
Buyer shall have received the written resignation of each officer and director of the Company, effective as of the Closing Date.

                           3.1.10.  Satisfactory Due Diligence.  Buyer shall
have completed its due diligence review of the Company, Seller and its Affiliates and shall have determined that the results thereof are wholly satisfactory to Buyer in the exercise of its sole discretion. In making this determination, Buyer shall owe no duty or obligation to the Company and shall act solely in the best interests of Buyer as determined by Buyer's Board of Directors. Buyer shall have until the expiration of 15 Business Days following the date hereof to notify Seller as to whether the results of its due diligence review are wholly satisfactory to Buyer (the "Due Diligence Period"). This condition shall be deemed satisfied and no longer operable if Buyer has not notified the Company of the failure of this condition on or before the expiration of the Due Diligence Period.

                           3.1.11.  No Material Adverse Effect.  During the
period from the date hereof until the Closing Date, there shall not have occurred a Material Adverse Effect or any change, event or state of circumstances or facts that may reasonably be expected to have a Material Adverse Effect.

                           3.1.12.  No Proceeding.  During the period from the
date hereof until the Closing Date, there shall not have been commenced, and the Company shall not have received any notices of, any insolvency, supervision, conservation, liquidation, rehabilitation, receivership, delinquency or any similar proceeding against the Company or Seller or any of its Affiliates by any Governmental Authority.

                           3.1.13.  Corporate Action.  (a)  Buyer shall have
received from Seller a certificate of its secretary or assistant secretary certifying as to (i) the resolutions of its board of directors approving this Agreement and each of the Transaction Documents to which it is a party and authorizing the consummation of the transactions contemplated hereby and thereby and (ii) the incumbency and signatures of its officers executing this Agreement or any of the Transaction Documents.

                           (b)      Buyer will have received from the Company a
certificate of its secretary or assistant secretary certifying as to (i) any resolutions of its board of directors relating to the transactions contemplated hereby or any of the Transaction Documents and (ii) the incumbency and signatures of its officers executing any of the Transaction Documents.

                           3.1.14. Commutation Agreement.  (a)  The Commutation
Agreement shall have been duly executed and delivered by the parties thereto and such Commutation Agreement shall have been approved or non-disapproved by the Insurance Commissioner of the Commonwealth of Pennsylvania and the Commissioner of Insurance of the State of Delaware.

                           3.1.15. Reinsurance of Policy Liabilities. The
RelianceDirect Quota Share Agreement and the Kemper Reinsurance Agreement each shall be in full force and effect, and pursuant to such agreements, either Seller or Lumbermens Mutual Casualty Company shall have assumed all of the obligations and liabilities of the Company with respect to the Policy Liabilities of the Company written through the Reinsurance Profit Center.

                           3.1.16. No Liabilities.  Except for (i) the Policy
Liabilities reinsured and assumed by Seller pursuant to the RelianceDirect Quota Share Agreement and by Lumbermens Mutual Casualty Company pursuant to the Kemper Reinsurance Agreement and (ii) the liabilities assumed by Seller pursuant to the Assumption Agreement, the Company shall have no Liabilities.

                           3.1.17.  Employment Contracts.  On the Closing Date,
the employment agreements between the Company and each of the individuals identified on Schedule 6.11(b) shall be in full force and effect.

                  3.2. Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to satisfaction of the following conditions on or prior to the Closing Date (unless expressly waived in writing by Seller on or prior to the Closing Date):

                           3.2.1.   Compliance by Buyer.  All of the terms,
covenants and conditions of this Agreement to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with and performed by it in all material respects, and the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true and correct in all material respects as of such date or period.

                           3.2.2.   Compliance Certificate. Buyer shall deliver
to Seller a certificate dated the Closing Date and signed by an executive officer of Buyer certifying that the conditions specified in subsection 3.2.1 have been fulfilled.

                           3.2.3.   No Injunctions or Restraints.  No temporary
restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Closing shall be in effect.

                           3.2.4.   Consents and Approvals.  All consents,
approvals, authorizations, licenses, permits and orders of, and registrations and filings with, and notices to, any Governmental Authority required in connection with the consummation of the transactions contemplated hereby or by the Transaction Documents shall have been duly obtained, made or given and shall be in full force and effect at the Closing, without the imposition of any conditions or limitations that are reasonably unacceptable to Seller.

                           3.2.5.   Transaction Documents.  Each of the
Transaction Documents shall have been duly executed and delivered by the parties thereto.

                           3.2.6.   Corporate Action. Seller will have received
from Buyer a certificate of its secretary or assistant secretary certifying as to (i) the resolutions of the board of directors of the Buyer approving this Agreement and each of the Transaction Documents to which Buyer is a party and authorizing the consummation of the transactions contemplated hereby and thereby and (ii) the incumbency and signatures of the officers of the Buyer executing this Agreement or any of the Transaction Documents.

         4.       REPRESENTATIONS AND WARRANTIES OF SELLER.
                  ----------------------------------------

                  Seller hereby represents and warrants to Buyer as follows:

                  4.1. Corporate Existence. Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. The Company has full power and authority to own, lease and operate its assets and Properties and to conduct its business as now being conducted. Except as otherwise disclosed on Schedule 4.1, the Company is licensed to transact business and is in good standing in each jurisdiction listed on Schedule 4.1.

                  4.2. Authorization; Enforcement. Seller has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each of Seller and the Company has the full corporate power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder. Seller has taken all necessary corporate action to duly and validly authorize its execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each of Seller and the Company has taken all necessary corporate action to duly and validly authorize its execution and delivery of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Seller and, prior to the Closing, each of the Transaction Documents to which Seller or the Company is a party will be duly executed and delivered by Seller or the Company, as the case may be. This Agreement, assuming due execution and delivery by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors rights generally, and by legal and equitable limitations on the availability of specific remedies. Upon the Closing, each of the Transaction Documents to which Seller or the Company is a party, assuming due execution and delivery by the other parties thereto, will constitute a valid and binding obligation of Seller or the Company, as the case may be, enforceable against Seller or the Company, as the case may be, in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors rights generally, and by legal and equitable limitations on the availability of specific remedies.

                  4.3. Capital Stock of the Company; Ownership of Shares. (a) The authorized capital stock of the Company consists of 10,000 shares of the Common Stock of which 500 are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable. The Shares have not been issued in violation of, and none of the Shares is subject to, any preemptive or subscription right, right of first refusal or any other right of any Person. Except as set forth above, there are no shares of capital stock or other securities of the Company outstanding. There are no outstanding warrants, options, Contracts, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Seller or the Company is or may be obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company, and there are no equity securities of the Company reserved for issuance for any purpose.

                  (b) Seller is the record and beneficial owner of the Shares, free and clear of any Liens. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire record and beneficial ownership of the Shares, free and clear of any Liens. Other than this Agreement, the Shares are not subject to any voting trust agreement or other Contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

                  4.4. Subsidiaries. The Company does not have any Subsidiaries and, as of the Closing Date, will not directly or indirectly own of record or beneficially any capital stock of or other equity interest in any Person.

                  4.5. Intercompany Agreements. Except as disclosed in Schedule 4.5, as of the Closing Date, the Company will not be a party to, and will have no Liabilities under, arising out of, or with respect to, any intercompany agreements, except the Transaction Documents, between the Company and any Affiliate or former parent of the Company, including but not limited to Seller.

                  4.6. Certificate of Incorporation and By-laws. Seller has delivered to Buyer true, complete and correct copies of the organizational documents and the by-laws of the Company currently in effect, and all amendments thereof. The minute books of the Company accurately reflect all resolutions adopted at all meetings (and consents in lieu of meetings) of its shareholders and all resolutions adopted at all meetings (and consents in lieu of meetings) of its board of directors and all committees of its board of directors.

                  4.7. No Conflict. Neither the execution, delivery and performance by Seller or the Company of this Agreement or any of the Transaction Documents to which Seller or the Company is a party nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provision of the certificate of incorporation, by-laws or other charter or organizational document of Seller or the Company; (ii) except as disclosed in Schedule 4.7(ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which Seller or the Company is a party or by or to which either of them or their assets or Properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any Governmental Authority against, or binding upon, or any Contract with, or condition imposed by, any Governmental Authority binding upon, Seller, the Company or the business, Properties or assets of Seller or the Company; (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Seller or the Company or to the business, Properties or assets of Seller or the Company; or (v) result in the creation or imposition of any Lien on any of the Properties or assets of Seller or the Company (including the Shares), except, in the case of clauses (ii), (iii), (iv) and (v) above, where such violation, conflict, breach or Lien would not have, individually or in the aggregate, a Material Adverse Effect.

                  4.8. Consents. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any third party, including any Governmental Authority, is required to be obtained, made or given by or with respect to Seller or the Company in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby except for (i) filings, permits, authorizations, consents and approvals as may be required under, and all applicable requirements of the HSR Act, and (ii) the consents, filings and/or notices required under the insurance laws of the State of Delaware and the non-domiciliary jurisdictions in which the Company maintains Insurance Licenses.

                  4.9. Compliance with Law. The Company has complied with, and is now complying with, all foreign, federal, state and local statutes, laws, regulations, ordinances, judgments, injunctions, orders, licenses, approvals, permits and other requirements (collectively, "Laws") applicable to the Company or its business, Properties or assets, except where such failure to comply would not have, individually or in the aggregate, a Material Adverse Effect. The Company holds all permits, licenses, variances, exemptions, orders and approvals of each Governmental Authority necessary for the lawful conduct of its businesses (the "Company Permits"), except where failure to hold such Company Permits would not have, individually or in the aggregate, a Material Adverse Effect. The Company is in compliance with the terms of the Company Permits, and the Company Permits are valid and in full force and effect, except where failure to comply with such Company Permits would not have, individually or in the aggregate, a Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Company or its subsidiaries is pending nor, to the Company's Knowledge, has any Governmental Authority threatened or otherwise indicated an intention to conduct the same.

                  4.10. Litigation. Except as disclosed in Schedule 4.10, there are no actions, suits, proceedings, claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Seller, threatened (i) against or involving the Company or its business, Properties or assets (other than insurance claims with respect to policies issued by the Company in the ordinary course of business) or (ii) which question the validity of this Agreement or any of the Transaction Documents to which Seller or the Company is a party or any action taken by Seller or the Company pursuant to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby.

                  4.11. Insurance Licenses. Seller has made available to Buyer true, complete and correct copies of all insurance and reinsurance licenses from each jurisdiction set forth on Schedule 4.1 (collectively, the "Insurance Licenses"). Except as set forth on Schedule 4.11(a), to the Knowledge of Seller, no event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any of such Insurance Licenses. The Company has not transacted any insurance or reinsurance business in any jurisdiction requiring an insurance or reinsurance license therefor in which it did not possess such insurance or reinsurance license, as applicable. Schedule 4.11(b) sets forth a true, correct and complete list of the lines of insurance which the Company is authorized to write in each jurisdiction set forth on Schedule 4.1.

                  4.12. Regulatory Filings. The Company has filed all reports, data, registrations, filings, other information and applications required to be filed with or otherwise provided to Governmental Authorities with jurisdiction over the Company or its business, Properties or assets, and all required regulatory approvals in respect thereof are in full force and effect, except where such failure to file would not have, individually or in the aggregate, a Material Adverse Effect. All such regulatory filings were in compliance in all material respects with applicable Laws, and no deficiencies have been asserted by any such Governmental Authority with respect to such regulatory filings that have not been satisfied.

                  4.13. Contracts. (a) Schedule 4.13 sets forth a true, complete and correct list of each Contract (collectively, the "Scheduled Contracts") to which the Company is a party or by which it is bound that is currently in effect and that requires total annual payments by the Company in excess of $25,000 or is otherwise material to the Company (other than direct insurance policies written by the Company in the ordinary course of business), including all Contracts relating to: retrocessions; transactions between Affiliates; managing general agents; agents and brokers; borrowing of money; purchase of materials; supplies, equipment, products or services; the use of trademarks, trade names or copyrights; distribution of insurance products; or leases (capital or otherwise).

                  (b) With respect to the Company's performance of its obligations under the Scheduled Contracts, no event of default or non-compliance, or event which with the passage of time, giving of notice or both, would constitute such an event of default or non-compliance, has occurred or is continuing under any such Scheduled Contract, except where such default would not have, individually or in the aggregate, a Material Adverse Effect. With respect to the performance by any other party of its obligations under the Scheduled Contracts to the Knowledge of Seller, no event of default or non-compliance, or event which with the passage of time, giving of notice or both, would constitute such an event of default or non-compliance, has occurred or is continuing under any such Scheduled Contract, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  4.14. Finder's Fees. Except for Donaldson, Lufkin & Jenrette Securities Corporation and Bear Stearns & Co. Inc., no broker or finder has acted directly or indirectly for the Company or Seller or any of its Affiliates in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, nor has the Company or Seller or any of its Affiliates taken any action in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby so as to give rise to any valid claim against Buyer or the Company for any broker's or finder's fee or other commission or compensation.

                  4.15. Statutory Statements. Seller has delivered to Buyer true, correct and complete copies of (i) the Annual Statements of the Company as filed with the Delaware Insurance Department for the years ended December 31, 1997, 1998 and 1999 and (ii) the Quarterly Statement of the Company as filed with the Delaware Insurance Department for the quarterly period ended March 31, 2000, in each case including all exhibits, interrogatories, schedules and any actuarial opinions, affirmations or certifications or other supporting documents filed in connection therewith (collectively, the "Statutory Statements"). The Statutory Statements were prepared in conformity in all material respects with SAP prescribed or permitted by the Delaware Insurance Department and present fairly in all material respects the statutory financial position of the Company as at the respective dates thereof and the results of operations of the Company for the respective periods then ended. The Statutory Statements complied in all material respects with all applicable Laws, rules and regulations when filed, and no material deficiency has been asserted with respect to any Statutory Statements by any Governmental Authority. As of the Closing Date, the Quarterly Statements delivered to Buyer pursuant to Section 6.20 shall have been prepared in conformity in all material respects with SAP prescribed or permitted by the Delaware Insurance Department and shall present fairly in all material respects the statutory financial position of the Company as at the respective dates thereof and the results of operations of the Company for the respective periods then ended and shall comply in all material respects with all applicable Laws, rules and regulations when filed, and no material deficiency shall have been asserted with respect to any such Quarterly Statements by any Governmental Authority.

                  4.16. Assets and Properties. (a) Except for securities deposited by the Company with Governmental Authorities as set forth on Schedule 4.22, the Company has good and marketable title to all assets and Properties that it purports to own, free of any Liens (other than Liens for Taxes not yet due or delinquent).

                  (b) As of the Closing, the Company will not have any material assets or Properties, except its corporate organizational documents, the Insurance Licenses, the Investment Assets and the Other Assets.

                  (c) As of the Closing, the investment assets of the Company shall consist solely of cash, cash equivalents and U.S. Treasury obligations (the "Investment Assets").

                  4.17. Employees. (a) The Company does not currently have, nor has it ever had, any employees.

                  (b) Seller has delivered to each of the individuals set forth on Schedule 4.17(b), with a copy to Buyer, a letter in the form attached as Exhibit D hereto, pursuant to which Seller offered a "stay-pay" bonus plan to each such individual. Seller has the requisite authority to make such offers.

                  4.18. Company Liabilities. (a) Schedule 4.18(a) sets forth a true and complete list of Policy Liabilities arising from reinsurance agreements and arrangements between the Company and the Seller and its Affiliates. As of the Closing Date, all Policy Liabilities arising out of such reinsurance agreements and arrangements shall have been commuted pursuant to the Commutation Agreements. Except as set forth in Schedule 4.18(a), the Company is not a party to any Policy Liabilities arising out of any reinsurance agreements and arrangements.

                  (b) Schedule 4.18(b) sets forth a true and complete list of
(i) Policy Liabilities other than those set forth on Schedule 4.18(a), and (ii) any ceded reinsurance agreements and arrangements between the Company, as cedent, and either the Seller and its Affiliates or a third party, as reinsurer.

                  (c) Schedule 4.18(c) sets forth a true and complete list of Liabilities of the Company other than (i) Policy Liabilities, (ii) Liabilities of the Company pursuant to the Scheduled Contracts and (iii) Liabilities of the Company for Taxes. As of the Closing Date, all Liabilities other than Policy Liabilities and Liabilities of the Company for Taxes shall have been transferred and assumed by Seller pursuant to the Assumption Agreement.

                  (d) As of the Closing Date, the Company will have no Liabilities except for (i) Policy Liabilities set forth on Schedule 4.18(b) and
(ii) Liabilities of the Company for Taxes, for which Seller shall indemnify Buyer pursuant to this Agreement to the extent provided in Article 7.

                  4.19. No Material Adverse Effect. Since December 31, 1999, no Material Adverse Effect shall have occurred, other than those resulting from matters relating to or contemplated under this Agreement.

                  4.20. Intangible Property. Except as set forth on Schedule 4.20, the Company has not received written notice that it is (i) infringing (or is alleged to be infringing) on any trademark, trade name registration, copyright or any application pending therefor, or (ii) misusing or misappropriating any trade secret or any confidential or proprietary information of any third party.

                  4.21. Insurance. Schedule 4.21 sets forth a true, correct and complete list and brief description (specifying the insurer, describing each pending claim thereunder affecting or involving the Company, setting forth the aggregate amounts paid out with respect to such claims under each such policy through the date hereof, and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of errors and omissions, theft, life, fidelity, fire, liability, products liability, workers' compensation, vehicular and other insurance held by or on behalf of, or issued to, the Company. All of such policies and binders are, to the Knowledge of Seller, in full force and effect; there are no overdue premiums thereon; have been issued by insurers, which, in the Company's view, are reputable and financially sound; provide coverage for the operation's conducted by the Company of a scope and coverage consistent with customary industry practice; and the Company has not received any notice of any proposed cancellation or non-renewal of any such policy or binder.

                  4.22. Security Deposits. Schedule 4.22 sets forth a true, correct and complete list of all securities deposited by the Company with Governmental Authorities as of the date hereof.

                  4.23. Powers of Attorney; Guarantees; Required Insurance; Agents. Except as set forth on Schedule 4.23, (a) the Company does not have any outstanding powers of attorney or any Liability, either accrued, accruing or contingent, as guarantor, surety, cosigner or endorser (other than for purposes of collection in the ordinary course of business of the Company); (b) the Company is not obligated to maintain insurance for the benefit of any Person, including its customers, other than in the ordinary course of its insurance business; and (c) as of the Closing Date, except for any agents appointed by or retained by Lumbermens Mutual Casualty Company pursuant to the Kemper Transaction the Company will have canceled all Contracts with, and otherwise withdrawn the authority of, all brokers or agents previously appointed by it.

                  4.24. Bank Accounts. Schedule 4.24 sets forth a true, correct and complete list of bank accounts and investment accounts maintained by the Company, including the name of each bank or other institution, account numbers and a list of signatories to such account.

                  4.25. Regulatory Matters. Except as set forth in Schedule 4.25, the Company is not a party to or subject to any order, decree, supervisory agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority. Except as set forth in Schedule 4.25, the Company has not been advised in writing by any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, supervisory agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

         5.       REPRESENTATIONS AND WARRANTIES OF BUYER.
                  ---------------------------------------

                  Buyer hereby represents and warrants to Seller as follows:

                  5.1. Corporate Existence. Buyer is a company duly organized, validly existing and in good standing under the Laws of Bermuda.

                  5.2. Authorization; Enforcement. Buyer has the full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Buyer has taken all necessary corporate action to duly and validly authorize its execution and delivery of this Agreement and each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and, prior to the Closing, each of the Transaction Documents to which Buyer is a party will be duly executed and delivered by Buyer. This Agreement, assuming due execution and delivery by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors rights generally, and by legal and equitable limitations on the availability of specific remedies. Upon the Closing, each of the Transaction Documents to which Buyer is a party, assuming due execution and delivery by the other parties thereto, will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors rights generally, and by legal and equitable limitations on the availability of specific remedies.

                  5.3. No Conflict. Neither the execution, delivery and performance by Buyer of this Agreement or any of the Transaction Documents to which Buyer is a party nor the consummation of the transactions contemplated hereby or thereby will: (i) violate any provision of the articles of association or bye-laws of Buyer; (ii) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material Contract to which Buyer is a party or by or to which it or its assets or Properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any Governmental Authority against, or binding upon, or any Contract with, or condition imposed by, any Governmental Authority binding upon, Buyer or the business, Properties or assets of Buyer; or (iv) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Buyer or to the business, Properties or assets of Buyer.

                  5.4. Consents. No consent, license, approval, order or authorization of, or registration, declaration or filing with, any third party, including any Governmental Authority, is required to be obtained, made or given by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby except for (i) filings, permits, authorizations, consents and approvals as may be required under, and all applicable requirements of the HSR Act, and (ii) the consents, filings and/or notices required under the insurance laws of the State of Delaware and the non-domiciliary jurisdictions in which the Company maintains Insurance Licenses.

                  5.5. Litigation. There are no actions, suits, proceedings, claims or legal, administrative or arbitration proceedings or investigations pending or, to the Knowledge of Buyer, threatened which question the validity of this Agreement or any of the Transaction Documents to which Buyer is a party or any action taken by Buyer pursuant to this Agreement or any such Transaction Documents or the transactions contemplated hereby or thereby.

                  5.6. Finder's Fees. Except for Goldman, Sachs & Co., no broker or finder has acted directly or indirectly for Buyer or any of its Affiliates in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, nor has Buyer or any of its Affiliates taken any action in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby so as to give rise to any valid claim against Seller for any broker's or finder's fee or other commission or compensation.

                  5.7. Investment Purpose. Buyer is buying the Shares for investment only and not with a view to resale in connection with any distribution of any of the Shares except in compliance with the Act and all other applicable securities laws. Buyer understands that the Shares have not been registered under the Act or under the securities laws of any state and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of in the absence of an effective registration under the Act except pursuant to a valid exemption from such registration.

         6.       COVENANTS AND AGREEMENTS.
                  ------------------------

                  6.1. Conduct of Business of the Company. Except as otherwise contemplated by this Agreement or specifically consented to in writing by Buyer, from the date hereof through the Closing Date, Seller shall cause the Company to
(i) maintain insurance coverages consistent with past practices, (ii) comply in all material respects with all applicable Laws, (iii) use its commercially reasonable efforts to preserve and maintain in full force and effect the Insurance Licenses and (iv) perform its obligations under all Contracts to which it is a party or by which it is bound.

                  6.2. Restrictions. (a) Except as otherwise contemplated by this Agreement (including Section 6.8 hereof), the Assumption Agreement, the Commutation Agreement(s), or specifically consented to in writing by Buyer, from the date of this Agreement through the Closing Date, Seller shall not permit the Company to:

                         (i)  amend its organizational documents or by-laws;

                         (ii) declare or pay any dividend or make any other distributions to its shareholder or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock;

                         (iii) issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

                         (iv) hire any employees;

                         (v) incur or assume any Liability for borrowed money or guarantee any such Liability;

                         (vi) subject to any Lien (other than liens for Taxes not yet due or delinquent) any of its Properties or assets;

                         (vii) enter into any agreement or arrangement with Seller or any of its Affiliates;

                         (viii) make any change in any method of accounting or accounting practice or policy that would be binding on the Company following the Closing Date, other than those required by SAP or GAAP;

                         (ix) (A) make or rescind any express or deemed material election relating to Taxes, (B) settle or compromise any material claim, audit, dispute, controversy, examination, investigation or other proceeding relating to Taxes, (C) materially change any of its methods of reporting income or deductions for federal income Tax purposes, except as may be required by applicable law, or (D) file any material Return other than in a manner consistent with past custom and practice, in each case that relate solely to the Company;

                         (x) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate to the Company;

                         (xi)  enter into any lease of Property;

                         (xii) issue or renew any policies of insurance or reinsurance or accept any cessions under any contracts of assumed reinsurance, except pursuant to the Reliance Reinsurance Quota Share Agreement; or

                         (xiii) agree, whether in writing or otherwise, to do any of the foregoing.

                  (b) Except as specifically consented to in writing by Buyer, Seller shall not, and shall not permit the Company to, take any action or omit to take any action that would result in a breach of any representation or warranty of Seller contained in this Agreement.

                  6.3. Access to Information; Due Diligence. Prior to the Closing Date, Buyer shall be entitled, through its employees, agents and representatives, to make such reasonable investigation of the assets, liabilities, financial condition, Properties, business and operations of the Company as Buyer may reasonably deem necessary or appropriate, and for such purposes to have access to the Books and Records and Contracts and facilities of the Company and the Reinsurance Profit Center, and access to the personnel of the Company and Seller and its Affiliates with respect to the Company, including an examination of the corporate records and minute books, financial statements and projections, insurance department filings, reports and examinations, summaries of pending litigation, accounting and actuarial methods, business plans and prospects, in each case wherever located, of the Company. Any such investigation, access and examination shall be conducted during regular business hours upon reasonable prior notice and under other reasonable circumstances, and Seller and the Company and their respective employees, agents and representatives, including their respective counsel and independent public accountants, shall cooperate as reasonably requested with such employees and representatives in connection with such investigation, access and examination. Until the Closing Date, Buyer shall hold such documents and other material in confidence unless and until such time as such information otherwise becomes publicly available, and, in the event of the termination of this Agreement, upon request by Seller shall deliver to it all documents and other material so obtained by Buyer including all excerpts, abstracts and copies thereof.

                  6.4. Acquisition Proposals. Except as contemplated by this Agreement or as specifically consented to in writing by Buyer, from the date hereof through the Closing Date, Seller shall not and shall not permit any of its Affiliates or any of the officers, directors, employees, representatives or agents of Seller or such Affiliates, directly or indirectly, to solicit, initiate or participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into any agreement with, any Person or group of Persons (other than Buyer) concerning any acquisition of a substantial equity interest in, or in a merger, consolidation, liquidation, dissolution of the Company (each, an "Acquisition Proposal"), or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing. Seller shall promptly communicate to Buyer the terms of any Acquisition Proposal which it or any such other Person may receive. This Section 6.4 shall not prohibit Seller or its Affiliates from providing information to Leucadia, in accordance with the Leucadia Agreement, concerning the Company and the transactions contemplated by this Agreement.

                  6.5. Approvals of Governmental Authorities. (a) Seller and Buyer shall take, and shall cause their respective Affiliates to take, all reasonable steps necessary or appropriate, and shall use, and shall cause their respective Affiliates to use, all commercially reasonable efforts, to obtain as promptly as practicable all consents, approvals, authorizations, licenses and orders of Governmental Authorities required to be obtained by Seller or any of its Affiliates or Buyer or any of its Affiliates, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

                  (b) Seller and Buyer shall cooperate with each other and each other's respective Affiliates in seeking to obtain all such consents, approvals, authorizations, licenses and orders, and shall provide and shall cause their respective Affiliates to provide, such information and communications to Governmental Authorities as such Governmental Authorities may reasonably request in connection therewith.

                  (c) Within 25 Business Days after the date hereof, (i) Buyer shall file with the Commissioner of Insurance of the State of Delaware an application for the change of control of the Company, (ii) Seller and Buyer shall file with the Federal Trade Commission and Antitrust Division of the Department of Justice, any notification and report required by the HSR Act, and, in the event that any additional filings are necessary or required, shall promptly file any supplemental information which may be requested in connection therewith, and (iii) Seller shall file with the Insurance Commissioner of the Commonwealth of Pennsylvania and the Commissioner of Insurance of the State of Delaware for the approval or nondisapproval of the Commutation Agreement.

                  6.6. Further Assurances. On and after the Closing Date, each of the parties shall execute, and shall cause their respective Affiliates to execute, such reasonable documents, instruments and conveyances, including any bill of sale or receipt with respect to the transfer of the Books and Records and the Other Assets, and take, and cause their respective Affiliates to take, such further reasonable actions as may be reasonably required or desirable to carry out the transactions contemplated by this Agreement and the Transaction Documents. From and after the Closing Date, any notice or inquiries received by Seller on behalf of the Company will be promptly forwarded or referred to Buyer or the Company.

                  6.7. Notification of Changes. (a) Seller shall promptly notify Buyer in writing of any event or the existence of any state of facts that Seller becomes aware of prior to the Closing Date that would (i) make any of the representations and warranties of Buyer or Seller contained in this Agreement untrue or inaccurate or (ii) otherwise constitute a Material Adverse Effect. Seller shall also promptly notify Buyer in writing of any breach by Buyer of any representation, warranty or covenant of Buyer contained in this Agreement that Seller becomes aware of prior to the Closing Date.

                  (b) Buyer shall promptly notify Seller in writing of any event or the existence of any state of facts that Buyer becomes aware of prior to the Closing Date that would make any of the representations and warranties of Buyer or Seller contained in this Agreement untrue or inaccurate. Buyer shall also promptly notify Seller in writing of any breach by Seller of any representation, warranty or covenant of Seller contained in this Agreement that Buyer becomes aware of prior to the Closing Date.

                  6.8. Assets and Liabilities of the Company. (a) Seller shall cause the Company as of the Closing to have no assets or Properties (including any Subsidiaries or other direct and indirect equity interests in any Person) other than (i) its corporate organizational documents, (ii) the Insurance Licenses, (iii) Investment Assets, and (iv) the Other Assets.

                  (b) Seller shall cause the Company as of the Closing to have no Liabilities other than (i) Policy Liabilities set forth on Schedule 4.18(b) and (ii) Liabilities of the Company for Taxes, for which Seller shall indemnify Buyer pursuant to this Agreement to the extent provided in Article 7.

                  6.9. Commutation Agreement. Seller shall have caused the Company as of the Closing Date to enter into the Commutation Agreement pursuant to which the Company shall transfer all of its Policy Liabilities, other than Policy Liabilities set forth on Schedule 4.18(b), to Seller.

                  6.10. Assumption Agreement. Seller shall, and shall have caused the Company to, enter as of the Closing Date into the Assumption Agreement pursuant to which the Company shall transfer all of its Liabilities, other than Policy Liabilities and Liabilities of the Company for Taxes, to Seller or one or more of its Affiliates.

                  6.11. Employees. (a) Within 10 Business Days after the date hereof, Seller shall provide to Buyer a list identifying each of the employees of Seller or its Affiliates who have been involved in the day-to-day operations of the Company. For each individual so identified, Seller shall disclose such individual's (i) name, (ii) title, (iii) description of job responsibilities,
(iv) current salary, (v) most recent bonus paid, and (vi) date of hire. Buyer shall, in compliance with applicable law, offer employment to at least 44 of the individuals previously identified by Buyer and Seller, or such other individuals as Buyer and Seller shall mutually agree; such employment to be effective immediately following the Closing and on such terms and conditions as Buyer shall determine it its sole discretion (subject, however, to the next following sentence); provided, however, that Buyer shall be fully entitled to terminate the employment of any or all such individuals, in its sole discretion at any time following the Closing. Notwithstanding the foregoing, each of Buyer's offers of employment referred to in the immediately preceding sentence shall (i) be initially for at least the same base salary as each such individual had been receiving from his employer throughout the six-month period ending immediately prior to the Closing, (ii) for calendar year 2000, provide for at least a reasonably comparable annual bonus opportunity to that which each such respective individual had from his employer in effect for calendar year 2000 and
(iii) include employee benefits which are substantially comparable in the aggregate to those provided by Buyer to its other similarly-situated U.S.-based employees.

                  (b) Buyer shall provide to Seller a list identifying individuals who accept Buyer's offer of employment (the "Transferred Employees") and a summary of the terms of employment for each Transferred Employee. For purposes of the employee benefit plans to be provided to the Transferred Employees, each such individual's service for Seller or its Affiliates prior to the Closing shall be counted for eligibility and vesting (but not benefit accrual) purposes. Seller hereby acknowledges its obligations and the obligations of its group health plans to comply with the health coverage continuation requirements under COBRA with respect to the Transferred Employees. Buyer agrees that where applicable with respect to any medical or dental benefit plan of Buyer, Buyer shall waive, with respect to any Transferred Employees, any pre- existing condition exclusion (to the extent such exclusion or requirement would not have applied under the applicable plans maintained by the Seller). Notwithstanding anything herein to the contrary, for a six month period following the Closing, Transferred Employees shall be eligible for severance pay from Buyer no less favorable than the severance pay applicable under the severance plans of the Seller as of the Closing, as detailed by Seller on
Schedule 6.11(a)(ii) on an employee- by-employee individual basis. Seller shall in good faith cooperate with and assist in the Buyer's communication of such offers to such individuals and shall take no action that interferes with the making of such an offer by the Buyer or its acceptance by an individual.

                  (c) Prior to the expiration of the Due Diligence Period, the Company shall have entered into employment contracts, which are conditioned upon the Closing, with each of the persons identified on Schedule 6.11(b) on such terms and conditions as are satisfactory to Buyer in its sole discretion.

                  6.12. Performance of Conditions. Seller shall, and shall cause the Company to, take all reasonable steps necessary or appropriate, and shall use all commercially reasonable efforts, to effect as promptly as practicable the satisfaction of the conditions required to be satisfied in order for Buyer and Seller to consummate the transactions contemplated by this Agreement and the Transaction Documents, including all conditions set forth in Section 3.1. Buyer shall take all reasonable steps necessary or appropriate, and shall use all commercially reasonable efforts, to effect as promptly as practicable the satisfaction of the conditions required to be satisfied in order for Buyer and Seller to consummate the transactions contemplated by this Agreement and the Transaction Documents, including all conditions set forth in Section 3.2.

                  6.13. Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby or by the Transaction Documents shall be issued by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except such release or announcement as may be required by law, in which case the party required to make the release or announcement shall allow the other party three Business Days to comment on such release or announcement in advance of such issuance.

                  6.14. Authority, Bank Accounts, Etc. Resignations, appropriately executed signature cards, and all other documentation needed in preparation for closing bank and other investment accounts of the Company and deposits maintained by the Company with any Governmental Authority, or transferring signature authority therefor, will be provided to Buyer by Seller upon the Closing. Seller will use its commercially reasonable efforts to cooperate with and assist Buyer in obtaining, subsequent to the Closing, any statutory or regulatory approvals required to enable the Company to make the appropriate closings or transfers, including transfers of signature authorization, and in providing all notices thereof as may be required by appropriate Governmental Authorities. From and after the Closing, no agent or officer of Seller shall take any action with respect to any such accounts or deposits other than as may be expressly authorized in writing by Buyer.

                  6.15. Loss or Invalidity of Licenses. (a) In the event that any License has been restricted, revoked, suspended or otherwise is invalid or not in full force and effect as of the Closing Date, or in the event that the Company has been notified on or before the Closing Date by any state insurance department that a License will be suspended or revoked or otherwise is invalid or not in full force and effect, in each case other than due to the requalification requirements of any state insurance department, Buyer shall consummate the Closing, in which event the affected License shall be treated as though not a part of Schedule 4.11(a); provided, however, that the Purchase Price shall be reduced by an amount equal to $6 million, multiplied by a fraction, the numerator of which is equal to the number of such affected Licenses and the denominator of which is the number of Licenses. Notwithstanding anything within this section to the contrary, should (i) more than five Licenses, or (ii) the License issued by any one of the Commonwealth of Pennsylvania or the States of California, Illinois, Florida, New York or Texas, be subject to restriction, revocation, suspension or otherwise be invalid or not in full force and effect as of the Closing Date then Buyer may unilaterally, at Buyer's sole option, terminate this Agreement on or before the Closing Date, under such further terms and conditions as are set forth in Article 9 of this Agreement.

                  (b) The Purchase Price shall be subject to adjustment on the dates which are three and six months after the Closing Date (each, an "Adjustment Date"), on each Adjustment Date, by decreasing the Purchase Price by an amount equal to $6 million, multiplied by a fraction, the numerator of which is equal to the number of jurisdictions listed in Schedule 4.1 in which the Company does not have Licenses to transact more than one property and casualty insurance line of business in full force and effect on such Adjustment Date, and the denominator of which is the number of Licenses in full force and effect on such Adjustment Date, where the failure to have such a certificate of authority or license is the result of actions taken by the Seller or the Company prior to the Closing Date.

                  6.16. Change of Name. Within 150 Business Days after Closing, Buyer will cause the Company to make all filings necessary to change the Company's name in Delaware to a name which does not include the word "Reliance" or any confusingly similar derivation of the name of Seller. Promptly after receiving approval of such name change from the appropriate Governmental Authority in Delaware, Buyer will cause the Company to make all filings necessary to change the Company's name to the name approved in Delaware in all other jurisdictions in which the Company is licensed to transact business. Buyer's right to use the Reliance name during the Name Change Period is subject to the following conditions:

                  (a) Buyer agrees that, upon Seller's request, Buyer will promptly submit to Seller samples of materials including advertising materials, using the Reliance name (the "Seller Mark"), which will comply with Seller's reasonable quality standards, and will respond to all of Seller's reasonable inquiries concerning the products sold and services rendered under the Seller Mark, and Seller shall notify Buyer in writing of any deficiencies or departures from Seller's reasonable quality standards, in which case Buyer agrees to take steps to promptly correct the same. In addition, and without limiting the generality of the foregoing, Buyer will submit to Seller, before use, all materials which differ in any material respect from materials previously used or approved by Seller, including advertising materials, on which the Seller Mark appears for Seller's approval, which shall not be unreasonably withheld or delayed. It is understood that any materials previously used by Seller are deemed approved.

                  (b) Buyer acknowledges that the Seller Mark shall remain the property of Seller, and that Seller shall have the right to use the Seller Mark and to license the same to others. Seller shall have the exclusive right to register and maintain the registration of the Seller Mark.

                  (c) Buyer agrees that all use of the Seller Mark by Buyer shall inure to the benefit of Seller.

                  (d) Buyer agrees not to use the Seller Mark in any other way that would jeopardize its strength or validity or diminish its value as a trademark.

                  (e) Buyer shall promptly inform Seller of any infringement of the Seller Mark by any third party of which Buyer becomes aware. Notwithstanding the foregoing, Seller shall have sole and full rights to control and conduct any litigation involving any infringement or alleged infringement of the Seller Mark, including the right in its sole discretion not to pursue any infringer or alleged infringer of the Seller Mark, and shall be entitled to the full proceeds of any such litigation or settlement thereof. Buyer shall provide all reasonable assistance requested by Seller, at Seller's expense, in connection with any such litigation.

                  6.17. NAIC Group Code. Immediately following the Closing, Buyer shall cause the Company to apply for and receive a new NAIC Group Code number, along with any similar identification numbers required by state insurance departments or other state or federal governmental authorities (including but not limited to a new Federal Identification Number, if appropriate).

                  6.18. Cessation of Renewals and Renewal Rights. (a) Seller shall take action, to the extent consistent with applicable law and the provisions of Seller Insurance Policies, to cause each Seller Insurance Policy to be terminated as of its next renewal date. Seller agrees that neither it nor its Affiliates will, during the period from the date hereof to the next renewal date of such Seller Insurance Policy, rewrite or make any direct or indirect offer to rewrite such Seller Insurance Policy with Seller or its Affiliates except as required by applicable law.

                  (b) Buyer shall, in connection with the first expiration of each Seller Insurance Policy on or after the Closing Date, have the right but not the obligation to, or cause the Company to, offer to write any Seller Insurance Policy with Buyer or the Company, as the case may be.

                  6.19. Non-Competition. (a) Seller hereby recognizes and acknowledges that, as of the Closing Date, the names and addresses of cedents, producers, brokers and reinsurance intermediaries with respect to all reinsurance business and accounts of the Reinsurance Profit Center shall be the property of the Company. Seller agrees that, for a period of three years commencing on the Closing Date, Seller and its subsidiaries shall not, without the prior written consent of the Company, either directly or indirectly solicit, assist in the solicitation of, or accept without solicitation, or assume or cause to be assumed, any reinsurance for any ceding insurer for which the Reinsurance Profit Center or the Company has assumed or effected or serviced reinsurance, nor shall Seller or its subsidiaries in any way, directly or indirectly take any action which has the effect of encouraging any cedent, producer, broker or reinsurance intermediary not to do business with Buyer or the Company.

                  (b) For a period of three years following the date hereof, Seller shall not, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, any reinsurance business in the United States whether in corporate, proprietorship or partnership form or otherwise as more than five percent equity owner in such business, or (ii) use or transfer or otherwise disclose to any third party, other than any third party which is covered by a confidentiality agreement with the Seller (and Seller agrees not to waive any confidentiality agreement with such third party), any confidential information or trade secrets in any Books and Records or any other confidential information or trade secrets about or relating to the business of the Reinsurance Profit Center or the Company. The obligation of confidentiality set forth in this Section 6.19(b)(ii) shall not apply with respect to information that Seller or its Affiliates can document (a) is in the public domain at the time of disclosure or which thereafter enters the public domain through no improper action or inaction by Seller or its Affiliates, (b) was rightfully disclosed to Seller or its Affiliates without restriction by a third party, or (c) is required to be disclosed by court order, provided that Seller or its Affiliates uses its best efforts to limit disclosure and to obtain confidential treatment or a protective order and has allowed Buyer to participate in the applicable proceeding.

                  (c) Neither Seller nor any of its Affiliates shall, without the prior written consent of Buyer, directly or indirectly take any action (i) during the period from the date hereof through Closing, to cause any of the individuals referred to in the third sentence of Section 6.11(a) to terminate or sever his or her employment with Seller or its Affiliates, other than termination or severance for cause or in the ordinary course of business consistent with past practices, or (ii) for a period of three years following the Closing, to cause any of the individuals referred to in the third sentence of Section 6.11(a) to terminate or sever his or her employment with Buyer or its Affiliates.

                  6.20. Quarterly Statements. Seller shall cause the Company to furnish directly to Buyer within 10 Business Days after filing, the Quarterly Statement of the Company as filed with the Delaware Insurance Department for each of the quarterly periods ending after March 31, 2000 and prior to the Closing Date.

                  6.21. Transition Services Agreement. Seller and Buyer shall enter into the Transition Services Agreement as of the Closing Date.

         7.       TAXES.
                  -----

                  7.1. Tax Returns Filed and Taxes Paid by Seller. Except as set forth on Schedule 7.1, Seller represents and warrants to Buyer that: (i) all Tax Returns required to be filed on or before the Closing Date with respect to the Company have been or will be filed in a timely manner (taking into account all extensions of due dates); (ii) all material Taxes payable by or on behalf of the Company that are or were due and payable on or before the Closing Date (without regard to whether such Taxes have been assessed) have been or will be timely paid; (iii) no material deficiencies for any Taxes for which the Company may be liable have been asserted in a writing received by or on behalf of the Company or assessed against the Company which remain unpaid; (iv) neither the Company nor any member of Seller's Group has been notified in writing by any taxing authority of any audit or investigation with respect to any liability for Taxes of the Company and with respect to which the applicable statute of limitations has not expired; (v) Reliance Group Holdings, Inc. is currently the common parent of an affiliated group of which the Company is a member and will file a federal consolidated income tax return on behalf of that affiliated group which will include the operations of the Company through the Closing Date; (vi) the Company has not constituted a "distributing corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the past 24-month period or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with this transaction; and (vii) the Company has provided or made available or will prior to the Closing Date provide or make available to Buyer (to the extent requested by Buyer) complete and accurate copies of (A) all Tax Returns, and any amendments thereto, filed by or including the Company covering all years ending on or before the Closing Date, (B) all audit reports received from any taxing authority relating to any Tax Return filed by or including the Company covering all years ending on or before the Closing Date, (C) all powers of attorney currently in force granted by or with respect to the Company concerning any Tax matter, (D) all tax sharing agreements entered into by the Company, regardless of whether any such agreement is currently in force; (E) all Tax Rulings, and
(F) all Closing Agreements with any taxing authority; in each case, that relate directly to the Company.

                  7.2. Certificate of Non-Foreign Status. Seller shall provide to Buyer a certification of non-foreign status pursuant to Section 1445(b)(2) of the Code and Treasury Regulationss. 1.1445-2(b)(2).

                  7.3. Post-Closing Access to Books and Records and Cooperation. Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for each taxable period first ending after the Closing Date and for all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. After the Closing, Seller and Buyer will each afford (or cause their respective Affiliates to afford) to the other or to such other's representatives or agents reasonable access during normal business hours (on terms not unreasonably disruptive to the business, operations or employees of the party or parties of which access is sought) to the Books and Records pertaining to taxable years or periods ending on or prior to the Closing Date or any Straddle Period (as defined below) and to the Company's employees and auditors for the purpose of obtaining information relating to Taxes, to the extent such access is reasonably necessary: (i) to prepare and complete any Tax filings required to be made hereunder; (ii) to prosecute or defend on behalf of the Company litigation controlled by Seller or Buyer, as the case may be, under Section 7.4 of this Agreement; (iii) to comply with requests made by any Tax authority conducting an audit, investigation or inquiry relating to the Company's activities; and (iv) to satisfy any other request of Seller or Buyer, as the case may be, which is reasonable under the circumstance; provided, however, that notwithstanding the forgoing, Seller shall have no obligation to provide Buyer access with respect to Taxes or Tax Returns that do not relate directly to the Company. Seller shall hold in confidence all information obtained pursuant to this Section 7.3, directly or indirectly (except to the extent that such information otherwise becomes public other than through actions of Seller or its Affiliates), and will not disclose any such information other than (i) to directors, officers, employees, and agents of Seller who need to know such information for the purposes for which it was obtained and (ii) as required by applicable law or regulation. Buyer shall hold in confidence all information obtained pursuant to this Section 7.3, directly or indirectly, (except to the extent that such information otherwise becomes public other than through actions of Buyer or its Affiliates, including the Company) and will not disclose any such information other than (i) to directors, officers, employees, and agents of Buyer or the Company who need to know such information for the purposes for which it was obtained and (ii) as required by applicable law or regulation.

                  7.4. Liability and Indemnification for Taxes and Related Matters.

                       7.4.1. Post-Closing Items on the Closing Date. Buyer, the Company and Seller agree to report any item attributable to a transaction, action or inaction that occurs (or in the case of an inaction, fails to occur) on the Closing Date but after the Closing and is out of the ordinary course of business in accordance with the "next day rule" contained in Treasury Regulation
Section 1.1502-76(a) and to allocate any such transaction, action or inaction to a taxable period that begins after the Closing Date.

                       7.4.2. Seller's Liability for Taxes. Seller shall be liable, and shall indemnify Buyer, for all Taxes imposed on the Company for periods through the Closing Date and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants incurred in contesting or otherwise in connection with any such Taxes, including
(i) federal Taxes imposed on a deemed asset sale under Section 338(h)(10) of the Code, (ii) any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company (x) imposed on Seller's Group (other than the Company) for any taxable year and (y) imposed on the Company or for which the Company may otherwise be liable (A) for any taxable year or period that ends on or before the Closing Date, (B) with respect to any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year or period ending on the Closing Date pursuant to Section 7.4.4, or
(C) Taxes arising in respect of any business of the Company which has been commuted under the Commutation Agreements for any taxable year or period whether ending before, on or after the Closing Date, including, but not limited to, any state or local premiums or other Tax applied with respect to retrospective premiums allocable to business written by the Company prior to the Closing Date. Seller shall be entitled to any refund of Taxes of the Company relating to a taxable period for which it is liable for Taxes under this Section 7.4.2.

                       7.4.3. Buyer's Liability for Taxes. Buyer shall be liable, and shall indemnify Seller, for the Taxes of the Company for (i) any taxable year or period that begins after the Closing Date, (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date, and (iii) any state or local tax attributable to the Election (as defined in Section 7.6) if such Election is made. Buyer shall be entitled to any refund of Taxes of the Company relating to a taxable period for which it is liable for Taxes under this
Section 7.4.3.

                       7.4.4. Taxes for Short Taxable Year. In the case of
Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date ("Straddle Period"), the parties hereto shall treat the Closing Date as the last day of the taxable period that begins prior to the Closing Date (i.e., the parties shall "close the books" on such date) and shall elect to do so if permitted by applicable law; provided, however, that any item attributable to any transaction, action or inaction that occurs (or in the case of inaction, fails to occur) on the Closing Date and after the Closing and is out of the ordinary course of business shall be reported and taken into account for all Tax purposes in accordance with the "next day rule" of Treasury Regulation Section 1.1502-76 and its principles. The portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

                  i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

                  ii) in the case of Taxes imposed on a periodic basis with respect to the assets of the Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

                       7.4.5. Adjustment to Purchase Price. Any payment by Buyer or Seller under Section 7.4 will be treated as an adjustment to the Purchase Price unless a determination (as defined in Section 1313 of the Code) with respect to the indemnitee causes any such payment not to constitute an adjustment to the Purchase Price for federal income tax purposes.

                       7.4.6. Preparation and Filing of Tax Returns. (a) Seller shall cause to be prepared and timely filed, taking into account all valid extensions of time to file, all Tax Returns of the Company (or Tax Returns in which the Company is required to be included) that are due to be filed for any taxable years or periods ending on or before the Closing Date. All such Tax Returns shall be prepared consistent with past practices, and Seller shall provide Buyer a copy of each such Tax Return at least 15 Business Days in advance of the filing and shall incorporate Buyer's reasonably requested comments. Buyer recognizes that the Company will join with Seller's Group in filing unitary, consolidated or combined Tax Returns as members of a unitary, consolidated or combined group, as applicable. After the Closing Date, Seller shall include or cause to be included to the extent required by law and consistent with the provisions of Section 7.4.4 of this Agreement the taxable income or loss, and all other items, of the Company for periods ending before or on the Closing Date, in the Relevant unitary, consolidated or combined Tax Returns of the Seller's Group. Seller shall pay or cause to be paid all Taxes shown to be due on Tax Returns that it is responsible for preparing and filing under this Agreement; provided, however, that Buyer shall take all actions necessary to permit Seller to file such Tax Returns, including executing the Tax Returns at least 5 days prior to the due date of such Tax Returns, and Buyer shall, within 15 days of receipt of written notice from Seller, reimburse Seller for Buyer's share of such Taxes, if any, as determined pursuant to Section 7.6.

                  (b) Buyer shall cause to be prepared and timely filed, taking into account all valid extensions of time to file, all income Tax Returns of the Company (or Tax Returns in which the Company is required to be included) that are due to be filed for any taxable years or periods that begin on or before the Closing Date and end after the Closing Date; provided that Buyer shall provide Seller with copies of any such Tax Return (including any work papers or other supporting documentation with respect thereto) at least 15 Business Days prior to the due date of such Tax Return and shall incorporate Seller's reasonably requested comments. Taxes for a Straddle Period shall be the joint responsibility of Seller and Buyer and shall be apportioned between Seller and

Buyer as determined under Section 7.4.4. Buyer shall pay to the appropriate taxing authority the full amount of Taxes shown on any such Tax Return, and Seller shall, within 15 days of receipt of written notice from Buyer, reimburse Buyer for Seller's share of such Taxes as determined under Section 7.4.4.

                       7.4.7. Contest Provisions. (a) Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates or the Company of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of the Company for which Seller would be required to indemnify Buyer pursuant to Section 7.4.2, provided that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder except to the extent such failure directly results in an increase in the amount for which Seller is liable under Section
7.4.2. Seller shall promptly notify Buyer in writing upon receipt by Seller or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may affect the Tax liabilities of the Company for which Buyer would be required to indemnify Seller pursuant to
Section 7.4.3; provided that failure to comply with this provision shall not affect Seller's right to indemnification hereunder except to the extent such failure directly results in an increase in the amount for which Buyer is liable under Section 7.4.3.

                  (b) Seller shall have the sole right to represent and sole discretion with respect to the Company's interests in any Tax audit or administrative or court proceeding relating to taxable years or periods ending on or before the Closing Date, and to employ counsel of its choice and expense. Notwithstanding the foregoing, Seller shall not be entitled to settle after the Closing Date, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Buyer or the Company for any period to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carryforwards) without the prior written consent of Buyer. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Seller has indemnified Buyer against the effects of any such settlement.

                  (c) Buyer shall have the sole right to represent the Company's interest in any Tax audit or administrative or court proceeding for a taxable year or period ending after the Closing Date, provided, however, Seller shall be entitled to participate at its expense in the defense of any such proceeding for Taxes which may be subject to indemnification by Seller pursuant to Section 7.4, and, with the written consent of Buyer, which consent may not be unreasonably withheld, and at Seller's sole expense, may assume the entire defense of such Tax claim if assumption of such defense is permitted by law. Neither Buyer nor the Company may agree to settle any Tax claim for the portion of the year or period ending on the Closing Date which may be the subject of indemnification by Seller under Section 7.4, without the prior written consent of Seller, which consent shall not be unreasonably withheld.

                  (d) Buyer shall have the sole right to represent the Company's interests in the defense of any Tax audit or administrative or court proceeding relating to taxable years or periods beginning on or after the Closing Date. Notwithstanding the foregoing, Buyer shall not be entitled to settle after the Closing Date, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Seller or the Company for any period for which Seller must indemnify Buyer pursuant to Section 7.4, to any extent (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions or the reduction of loss or credit carryforwards) without the prior written consent of Seller. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent that Buyer has indemnified Seller against the effects of any such settlement.

                  7.5. Termination of Existing Tax Sharing Agreements. All Tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated as of the Closing Date.

                  7.6. Section 338(h)(10) Election. (a) At the request of Buyer, Seller shall make a joint election with Buyer under Section 338(h)(10) of the Code and under any comparable or equivalent provisions of state or local law with respect to the purchase of the Shares by Buyer (the "Election"); provided, however, that Buyer agrees to indemnify Seller for any incremental state and local Tax liability of the Company attributable to the Election notwithstanding any other provision of this Agreement. If the Election is made, Seller and Buyer shall report, in connection with the determination of Taxes, the transactions contemplated by this Agreement in a manner consistent with the Election, including the reasonable determination of the fair market value of the assets of the Company and the allocation of the deemed purchase price among the assets of the Company within the meaning of Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder.

                  (b) If the Election is made, Buyer shall be responsible for the preparation of all forms and documents required in connection with the Election. In connection with the Election, not later than 60 Business Days prior to the required due date thereof, Buyer shall provide Seller with copies of (i) a properly executed Form 8023 (or any successor form), (ii) all attachments required to be filed therewith pursuant to applicable Treasury Regulations and
(iii) any comparable forms and attachments with respect to any applicable state or local elections being made pursuant to the Election. Seller shall execute and deliver to Buyer within 45 days of the required due date therefor, such documents or forms as are required by any Tax laws to properly complete the Election provided all information required to be furnished to the Internal Revenue Service pursuant to the Election complies with the requirements of
Section 338(h)(10) of the Code and the said Treasury Regulations promulgated thereunder. Seller and Buyer shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by Seller or Buyer in order to timely file the Election and any other required statements or schedules. Buyer shall promptly execute and deliver to Seller any amendments made to Form 8023 (or any successor form) (and any comparable state and local forms) subsequent to the filing of the Election and any attachments which are required to be filed under applicable law, including any amendments to Form 8023 (or any successor form) necessitated by any indemnification payments made pursuant to this Agreement.

                  (c) Seller shall take no action which is inconsistent with the requirements for filing the Election under the Code and the applicable Treasury Regulations.

                  (d) To the extent permitted by state or local laws, the principles and procedures of this Section 7.6 shall also apply with respect to any and all Elections.

                  (e) Buyer shall have no liability to Seller for, and shall not be deemed to have indemnified, under any provision of this Agreement or otherwise, Seller from and against, for or in respect of, any Taxes which may be imposed upon or assessed against Seller as a result of the Election other than as set forth in Section 7.6(a).

                  7.7. Survival of Obligations. The obligations of the parties set forth in Article 7 shall remain in effect for the period of the relevant statute of limitations applicable to the Taxes at issue plus 90 days.

         8.       INDEMNIFICATION.
                  ---------------

                  8.1. Indemnification. (a) Seller hereby indemnifies Buyer, the Company and their Affiliates against and agrees to hold each of them harmless on an after-Tax basis (subject to Section 8.1(c)) from any and all damage, loss, liability and expense (including reasonable attorneys' fees and reasonable expenses of investigation in connection with any action, suit or proceeding) ("Losses"), incurred or suffered by Buyer or any of its Affiliates, arising out of (i) any inaccuracy in or breach of any representation or warranty made or to be performed by Seller pursuant to this Agreement or in any schedule, or in any certificate, instrument or other document delivered in connection with the Closing, (ii) any breach of any covenant or agreement of Seller contained in this Agreement (other than covenants of Seller contained in Article 7, the indemnification obligations of which are governed by Article 7), (iii) the Policy Liabilities, (iv) the operation of the Company prior to the Closing, or
(v) any claim by any present or former employee of the Company or Seller, or any Affiliate thereof, including the Transferred Employees, which arises under federal, state or local statute (including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under the Plans of Seller or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or Affiliate thereof and such present or former employee, which arose out of any action, event or omission that occurred (or, in the case of omissions, failed to occur) prior to the Closing, or the enforcement of their rights under this Section 8.1. Notwithstanding any other provision of this Agreement, Seller shall not be obligated to indemnify Buyer or its Affiliates for any Losses (i) unless and until the dollar amount of all Losses of Buyer and its Affiliates shall equal in the aggregate $100,000, and then only for the excess over such amount, and (ii) in excess of the Purchase Price (as adjusted pursuant to the terms hereof, including Section 6.15 hereof); provided, however, that any indemnification for Losses pursuant to this Section 8.1 shall not in any way affect any payments made to the Company by Seller pursuant to the RelianceDirect Quota Share Agreement or the Assumption Agreement.

                  (b) Buyer hereby indemnifies Seller and its Affiliates against and agrees to hold each of them harmless on an after-Tax basis (subject to Section 8.1(c)) from any and all Losses incurred or suffered by Seller or any of its Affiliates arising out of (i) any inaccuracy in or breach of any representation or warranty made or to be performed by Buyer pursuant to this Agreement, or in any schedule, or in any certificate, instrument or other document delivered in connection with the Closing, (ii) any breach of any covenant or agreement of Buyer contained in this Agreement (other than the covenants of Buyer contained in Article 7, the indemnification obligations of which are governed by Article 7), (iii) the operation of the Company following the Closing or (iv) any claim by any Transferred Employee which arises under federal, state or local statute (including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1990, the Equal Pay Act, the Americans with Disabilities Act of 1990, ERISA and all other statutes regulating the terms and conditions of employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under the Plans of Buyer or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or Affiliate thereof and such Transferred Employee, which arose out of any action, event or omission that occurred (or, in the case of omissions, failed to occur) on or after the Closing, or the enforcement of their rights under this Section 8.1. Notwithstanding any other provision of this Agreement, Buyer shall not be obligated to indemnify Seller or its Affiliates for any Losses (i) unless and until the dollar amount of all Losses of Seller and its Affiliates shall equal in the aggregate $100,000, and then only for the excess over such amount, and (ii) in excess of the Purchase Price (as adjusted pursuant to the terms hereof, including Section 6.15 hereof).

                  (c) Required payments by any Indemnifying Party (as hereinafter defined) pursuant to this Article 8 shall be limited to the amount of any Losses that remains after deducting therefrom (i) any insurance proceeds recoverable by any indemnified party (less any increase in premium reasonably related to the incurrence of such Losses) and (ii) any indemnity, contribution or other similar payment recoverable by any Indemnified Party from any third party, in each case with respect to such Losses. The Indemnified Party shall use commercially reasonable efforts to collect all such insurance proceeds and indemnity, contribution and other similar payments.

                  8.2. Procedures for Third Party Claims. (a) The party seeking indemnification under Section 8.1 (the "Indemnified Party") agrees to give prompt notice (in accordance with Section 11.7) to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 8.1 (the "Third Party Claims"). Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve any Indemnifying Party from any Liability which it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.2, except to the extent such failure shall actually prejudice an Indemnifying Party. In the event of the assertion of any claim or the commencement of any suit, action or proceeding in respect of which indemnity would be sought by the Indemnified Party but for the fact that the notice of such claim, suit, action or proceeding was sent to the Indemnifying Party, the Indemnifying Party shall give prompt notice to the Indemnified Party of such claim, suit, action or proceeding.

                  (b) Upon receipt of notice from the Indemnified Party pursuant to Section 8.2(a), the Indemnifying Party will have the right to, subject to the provisions of Section 8.2(c) , assume the defense and control of such Third Party Claims. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall have the right but not the obligation to participate in the defense of such Third Party Claim with its own counsel and at its own expense (except as provided in Section 8.2(c)) and the Indemnifying Party will cooperate with the Indemnified Party. Any election by an Indemnifying Party not to assume the defense of a Third Party Claim must be received by the Indemnified Party reasonably promptly following its receipt of the Indemnified Party's notice delivered pursuant to Section 8.2(a). If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party; shall take all steps necessary in the defense or settlement of such Third Party Claims; and shall at all times diligently and promptly pursue the resolution of such Third Party Claims. The Indemnified Party shall, and shall cause each of their Affiliates and representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party.

                  (c) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 8.2(b), without the consent of any Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money by the Indemnifying Party or imposes an obligation of confidentiality and (ii) provides a complete release of any Indemnified Party potentially affected by such Third Party Claim from all matters that were or could have been asserted in connection with such claims. Except as provided in the foregoing sentence, settlement or consent to entry of judgment shall require the prior approval of the Indemnified Party, such approval not to be unreasonably withheld or delayed.

                  8.3. Procedures for Direct Claims. In the event any Indemnified Party shall have a claim for indemnity against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 8.3, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty.

                  8.4. Indemnification for Taxes. Notwithstanding anything in this Article 8 to the contrary, any indemnifiable Loss or Third Party Claims based on, attributable to or resulting from any misrepresentation or the breach or inaccuracy of any representation or warranty made by Seller in Article 7, or the failure to comply with any covenant or agreement on the part of the parties hereto contained in Article 7, will be governed exclusively by Article 7.

                  8.5. Interest. The Indemnifying Party shall pay interest to the Indemnified Party hereunder, at a rate per annum equal to 7%, on account of all amounts due and owing to such Indemnified Party, pursuant to the provisions hereof, from the date an indemnifiable Loss was paid or suffered by such Indemnified Party until paid in full by the Indemnifying Party.

                  8.6. Exclusive Remedy. The parties hereto expressly acknowledge that (i) the provisions of this Article 8 shall be the sole and exclusive remedy for Losses caused as a result of breaches of the representations and warranties contained in this Agreement and (ii) no Indemnifying Party shall be liable for punitive, special, consequential, incidental or treble Losses in connection with any action, suit or proceeding brought by Buyer against Seller or by Seller against Buyer.

         9.       TERMINATION.
                  -----------

                  9.1. Termination. This Agreement may be terminated:

                  (a) at any time prior to the Closing by mutual written consent of Seller and Buyer;

                  (b) by either Buyer or Seller at any time prior to the Closing if the Closing shall not have occurred on or before October 31, 2000, provided, however, that the right to terminate this Agreement under this Section 9.1(b) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (c) by Buyer (i) if there is a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement that would cause the condition set forth in Section 3.1.1 to not be satisfied, which breach is not curable or if curable, is not cured within 30 days after written notice of such breach is given by Seller to Buyer or (ii) if Buyer shall have notified Seller on or before the expiration of the Due Diligence Period that the condition contained in Section 3.1.10 has not been satisfied, or (iii) pursuant to Section 6.15.

                  9.2. Effect of Termination. (a) If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except with respect to
Section 11.10 and the confidentiality provisions set forth in Section 6.3 and except that nothing herein will relieve any party from liability for any prior breach of this Agreement.

                  (b) In the event that this Agreement is terminated by Buyer pursuant to Section 9.1(c)(i) or 9.1(c)(iii), then Seller shall pay Buyer's Expenses, in same-day funds, on the date of such termination, subject to subparagraph (c) below; provided, however, that with respect to a termination pursuant to Section 9.1(c)(i), this Section 9.2(b) shall not apply if, during the Due Diligence Period, Buyer becomes aware of facts or circumstances that would entitle Buyer to terminate this Agreement pursuant to Section 9.1(c)(i) but fails to notify Seller reasonably promptly of such facts or circumstances.

                  (c) The Seller acknowledges that the agreement contained in
Section 9.2(b) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty. If Seller fails to promptly pay any amounts due pursuant to Sections 9.2(b) and, in order to obtain such payment, Buyer commences a suit which results in a judgment against Seller for the amounts set forth in this Section 9.2(b), Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys, fees) in connection with such suit, together with interest from the date such amounts became due and payable on the amounts owed at the prime rate of The Chase Manhattan Bank in effect from time to time during such period plus five percent.

         10.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
                  ------------------------------------------

                  Notwithstanding any right of Buyer to fully investigate the affairs of the Company and notwithstanding any Knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations and warranties of Seller contained in this Agreement or in any other certificate or instrument delivered at the Closing. Each of the representations and warranties of Seller and Buyer under this Agreement will survive the execution and delivery of this Agreement and the Closing and remain in effect until the second anniversary of the Closing Date, except that the representations and warranties of Seller contained in Sections 4.3(b) and 4.16 and in Article 7 shall survive the Closing and remain in effect until the expiration of the applicable statute of limitations period for any claims made in respect of the matters referred to therein plus 90 days.

         11.      MISCELLANEOUS PROVISIONS.
                  ------------------------

                  11.1. Corporate Records. Seller shall provide to Buyer and cause its Affiliates to provide access to records of the Company retained by Seller to the extent reasonably required for Buyer to prepare and file financial and regulatory reports, including the records transferred to Seller and any of its Affiliates pursuant to the Assumption Agreement. Any such access shall be in accordance with the conditions specified in Section 6.3 as to cooperation and the conduct of any investigation, access or examination.

                  11.2. Headings. The table of contents and headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

                  11.3. Exhibits and Schedules. The Exhibits and the Schedules to this Agreement that are specifically referred to herein are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, subsections, paragraphs, subparagraphs, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

                  11.4. Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

                  11.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior consent of the other party, except that Buyer may assign, in its sole discretion, all its rights, interests and obligations hereunder to any Affiliate of Buyer if such Affiliate of Buyer assumes Buyer's obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and assigns.

                  11.6. Entire Agreement. This Agreement and its exhibits and schedules constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth or contemplated herein or therein.

                  11.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK (REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER
APPLICABLE PRINCIPLES OF CONFLICTS LAW).

                  11.8. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery), to the parties at the following address:

                  (a)  if to Seller, to:  Reliance Insurance Company
                                          3 Parkway
                                          Philadelphia, Pennsylvania  19102-1376
                           Attention:     General Counsel
                           Telephone:     (215) 864-4000
                           Facsimile:     (215) 864-4955

                  With concurrent copies to:

                                           Reliance Group Holdings
                                           55 East 52nd Street
                                           New York, New York 10055
                           Attention:      General Counsel
                           Telephone:      (212) 909-1100
                           Facsimile:      (212) 909-1864

                                           Dewey Ballantine LLP
                                           1301 Avenue of the Americas
                                           New York, New York 10019
                           Attention:      Jonathan L.  Freedman
                                           Richard B.  Romney
                           Telephone:      (212) 259-8000
                           Facsimile:      (212) 259-6333

                  (b)  if to Buyer, to     Overseas Partners Ltd.
                                           Mintflower Place
                                           P.O. Box HM1581
                                           9 Par-la-Ville Road
                                           Hamilton HM08
                                           Bermuda
                           Attention:
                           Telephone:      441-295-0788
                           Facsimile:      441-292-9142

                  With a concurrent copy to:

                                          LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                                          125 West 55th Street
                                          New York, New York  10019
                           Attention:     Michael Groll
                           Telephone:     212-424-8616
                           Facsimile:     (212) 424-8500

                  Any party may, by notice given in accordance with this Section
11.8 to the other parties, designate another address or Person for receipt of notices hereunder provided that notice of such a change shall be effective upon receipt.

                  11.9. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                  11.10. Expenses. Subject to Section 9.2(b), whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, actuaries and accountants, shall be paid by the party incurring such costs or expenses; provided, however, that Buyer shall pay any filing fees required in connection with the filing with the Delaware Insurance Department of an application to acquire control of the Company and the HSR filing required under the HSR Act.

                  11.11. No Joint Venture or Partnership Intended. Notwithstanding anything herein to the contrary, the parties hereby acknowledge and agree that it is their intention and understanding that the transactions contemplated hereby do not in any way constitute or imply the formation of a joint venture or partnership between Buyer and Seller.

                  11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, Seller and Buyer direct that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable.

                  11.13. No Third Party Beneficiaries. Except as otherwise specifically provided in Article 8, nothing in this Agreement is intended or shall be construed to give any Person (including, but not limited to, the employees of any Seller or the Seller or any Affiliate of any Seller), other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

                  11.14. Interpretation. The definitions of terms in this Agreement shall be applicable to both the plural and the singular forms of the terms defined when either such form is used in this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and other words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, paragraph or clause.

                  11.15. Negotiated Agreement. This Agreement has been negotiated by the parties and the fact that the initial and final draft will have been prepared by either party will not give rise to any presumption for or against any party to this Agreement or be used in any respect or forum in the construction or interpretation of this Agreement or any of its provisions.

                  11.16. Dollar References. All dollar references in this Agreement are to, and all transactions under this Agreement shall be, in the currency of the United States.

                  11.17. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.


                                        RELIANCE INSURANCE COMPANY


                                        By:  /s/ Stewart Gerson
                                           -------------------------------------
                                           Name:  Stewart Gerson
                                           Title: SVP


                                        OVERSEAS PARTNERS LTD.


                                        By:  /s/ Mary R. Hennessy
                                           -------------------------------------
                                           Name:  Mary R. Hennessy
                                           Title: President & CEO